UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	April 1, 2003

Associated Banc-Corp

(Exact name of registrant as specified in its chapter)

Wisconsin	001-31343	39-1098068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin	54304

(Address of principal executive offices)	(Zip code)

920-491-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5. Other Events.

On April 1, 2003, Associated Banc-Corp acquired 100% of the outstanding shares of CFG Financial Services, Inc., Minnetonka, Minnesota. Associated Banc-Corp is placing on file as Exhibit 99 a copy of the Company’s news release regarding the acquisition.

Item 7. Financial Statements and Exhibits.

(c)     Exhibits.

Exhibit 99. News release of Associated Banc-Corp, dated April 1, 2003, of acquisition of CFG Financial Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp
(Registrant)

Date: April 1, 2003	/s/ Robert C. Gallagher
Robert C. Gallagher Chairman of the Board, President, and Chief Executive Officer

Exhibit 99

News Release

For more information: Jon Drayna, Communications Director, Associated Banc-Corp 920-491-7006 Eldon Oldre, President, CFG 952-912-5205

Associated Banc-Corp acquires CFG Insurance Services, Inc.

        MINNETONKA, Minn. – April 1, 2003 – Associated Banc-Corp (NASDAQ: ASBC) has agreed to acquire CFG Insurance Services, Inc., one of the largest insurance agencies in the Twin Cities, saying the move will leverage the resources of both CFG and Associated Bank.

        CFG, with more than 2,500 business insurance clients in the Twin Cities, boosts the growth of Associated’s existing insurance group, Associated Insurance Management Group, Inc. (AIMG). The insurance agencies’ revenues in 2002, combined, were approximately $28 million, making it among the top 60 insurance agencies in the United States.

        The acquisition also leverages Associated’s banking operations in the Twin Cities, providing the opportunity for a greatly expanded customer base.

        “CFG’s outstanding reputation for customer service, along with its deep expertise in employee benefits and commercial property and casualty insurance, make it a perfect fit with the Associated family of companies,” said Robert C. Gallagher, CEO of Associated Banc-Corp. “CFG has a strong management team, excellent training resources, and a host of other skills that we intend to employ across all of our insurance business for the benefit of our customers.

        CFG President Eldon Oldre said CFG’s continuing focus as a part of Associated would be to build upon the world class customer service for which CFG has become known.

        “The business principles that create a customer service culture are very similar at CFG and Associated. CFG’s management is very excited about the enhanced opportunities this combined platform will provide to our clients and our employees,” he said.

        Associated Bank Minnesota President John Kimball added, “Business clients often become Associated customers with a loan or a checking account, but they soon find they can leverage the relationships into a wide range of other financial services, like employee retirement plans, leasing arrangements, and cash management services. Now, with the addition of CFG, those customer relationships can extend to the broadest possible range of financial services.”

        Associated intends to preserve CFG’s current management team and operating structure, while bringing a much wider range of Associated banking services to CFG’s existing client base, Gallagher said.

        CFG’s offerings, which will be available to expand and augment Associated’s existing customer relationships, include:
o Medical and dental benefit plans, flexible spending accounts and related employee benefits
o Business insurance, including liability, workers’ compensation, and property and casualty insurance
o Human resources consulting services

        Likewise, CFG customers will now have access to a wide range of products and services offered by Associated, including its full range of banking and wealth management services. Associated products available to CFG clients will include:

o Trust services and other retirement or investment benefit plans for clients’ employees.
o Banking services for commercial, retail and private banking customers.

        Both CFG and Associated offer a variety of retirement programs as well as personal insurance lines such as life, home and auto insurance.

        CFG will retain its name during a transition period, eventually coming under the Associated brand. Oldre will manage the combined company.

        CFG is an independent, full lines agency based in Minnetonka, Minn. with approximately 115 employees. The agency produced approximately $14.5 million in revenue in 2002. Approximately 60 percent of that revenue came from employee benefits product and service sales, with the remainder coming from property and casualty insurance and fee-based services. Among these are CFG’s Human Resources, Benefit Plan and Investment consulting/advice to businesses as a value-added service.

        AIMG, an insurance agency that has been part of Associated since 1997, is currently one of the largest insurance agencies in Wisconsin. Working with insurance-licensed Associated Bank employees, the firm provides personal insurance lines, bank life insurance and annuities. AIMG’s primary focus is on bank life insurance, personal lines and annuities.

        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.0 billion, serving Wisconsin, Illinois, and Minnesota. Associated serves Minnesota with 19 banking offices, primarily in the Twin Cities. It has total assets of $1.9 billion in Minnesota. Company-wide, Associated has more than 200 banking offices serving more than 150 communities. Associated offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

        This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s periodic reports and registration statements filed with the Securities and Exchange Commission.